Exhibit 10.5

March 14, 2008

John McDonough

41 Hopestill Brown Road

Sudbury, MA 01776

Re:                             Employment Agreement

Dear John:

This letter is to confirm our understanding with respect to (i) your employment by T2 Biosystems, Inc., (the “Company”) and (ii) your agreement not to compete with: (A) the Company, or (B) any present or future parent or subsidiary of the Company or wholly-owned affiliate thereof over which you have control, of which you have knowledge of Confidential Information (defined below), or through which you have developed goodwill (each a “Company Affiliate” and collectively, together with the Company, the “Company Group”), (the terms and conditions agreed to in this letter are hereinafter referred to as the “Agreement”). In consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, we have agreed as follows:

1.                                      Employment.

(a)                                 Subject to the terms and conditions of this Agreement, the Company will employ you, and you will be employed by the Company, as Chief Executive Officer reporting only to the Board of Directors (the “Board”).  You will have the responsibilities, duty and authority commensurate with the position of Chief Executive Officer. You will also perform such other services of an executive nature for the Company as may be reasonably assigned to you from time to time by the Board and agreed to by you. The principal location at which you will perform such services will be the Company’s facility located at 286 Cardinal Medeiros Avenue, Cambridge, MA, 02141. During the term of your employment hereunder, the Company will ensure that you are nominated, and will use its best efforts to cause you to be elected, to serve as a Director of the Company.

(b)                                 Devotion to Duties. For so long as you are employed hereunder, you will devote substantially all of your business time and energies to the business and affairs of the Company, provided that nothing contained in this Section 1(b) will be deemed to prevent or limit your right to manage your personal investments on your own personal time, including, without limitation, the right to make passive investments in the securities of (i) any entity which you do not control, directly or indirectly, and which does not compete with the Company, or (ii) any publicly held entity so long as your aggregate

T2Biosystems, Inc. 286 Cardinal Medeiros Avenue Cambridge, MA 02141 t: 617 661 8282 f: 617 876 1608	www.t2biosystems.com

direct and indirect interest does not exceed five percent of the issued and outstanding securities of any class of securities of such publicly held entity.

2.                                      Employment At-Will. Your employment hereunder commenced on November 19, 2007 (the “Commencement Date”). Your employment hereunder is on an “at-will” basis and may be terminated by the Company or by you at any time for any reason or for no reason.

3.                                      Definitions.

(a)                                 Definition of Change of Control. For purposes of this Agreement, a Change of Control means that any of the following events has occurred:

(i)                                     Any person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than the Company, any employee benefit plan of the Company or any entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) becomes the beneficial owner or owners (as defined in Rule 13d-3 and 13d-5 promulgated under the Exchange Act), directly or indirectly (the “Control Group”), of more than 50% of the outstanding equity securities of the Company, or otherwise becomes entitled, directly or indirectly, to vote more than 50% of the voting power entitled to be cast at elections for directors (“Voting Power”) of the Company, provided that a Change of Control will not have occurred if such Control Group acquired securities or Voting Power solely by purchasing securities from the Company, including, without limitation, acquisition of securities by one or more third party investors such as venture capital investor(s);

(ii)                                  A consolidation or merger (in one transaction or a series of related transactions) of the Company pursuant to which the holders of the Company’s equity securities immediately prior to such transaction or series of related transactions would not be the holders, directly or indirectly, immediately after such transaction or series of related transactions of more than 50% of the Voting Power of the entity surviving such transaction or series of related transactions;

(iii)                               The sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or

(iv)                              The liquidation or dissolution of the Company or the Company ceasing to do business.

(b)                                 Definition of “Cause”. For purposes of this Agreement, “Cause” means:

(i)                                     Your conviction of a felony, either in connection with the performance of your obligations to the Company or which otherwise materially and adversely affects your ability to perform such obligations

(ii)                                  Your willful disloyalty to the Company or deliberate material dishonesty to the Company;

(iii)                               The commission by you of an act of fraud or embezzlement against the Company;

(iv)                              Your willful, substantial failure to perform any of your duties hereunder or your deliberate failure to follow reasonable, lawful directions of the Board, either of which failure, if capable of being cured, is not cured within 30 days after delivery to you by the Company of written notice of such failure, provided that if such failure is not capable of being cured within such 30 day period, you will have one additional 30 day period to cure such failure, but only if you promptly commence and continue in good faith efforts to cure such failure; or

(v)                                 A material breach by you of any material provision of this Agreement which breach is not cured within 30 days after delivery to you by the Company of written notice of such breach, provided that if such breach is not capable of being cured within such 30 day period, you will have a reasonable additional period to cure such breach but only if you promptly commence and continue good faith efforts to cure such breach.

Any determination under this Section 3(b) will be made by two thirds of the Board voting on such determination. With respect to any such determination, the Board will act fairly and in utmost good faith and will give you written notice within 30 days of such alleged “Cause” and give you and your counsel an opportunity to appear and be heard at a meeting of the Board and present evidence on your behalf. No act or omission on your part will be considered “willful” or “deliberate” unless done, or admitted to be done, by you in bad faith or without your reasonable belief that such act or omission was in the best interest of the Company.

(c)                                  Definition of “Good Reason”. For purposes of this Agreement, a “Good Reason” means one or more of the following:

(i)                                     A material change in the principal location at which you provide services to the Company, without your prior written consent;

(ii)                                  A material and continuing diminution by the Company in the duties, authority or responsibilities of your position which causes such position to become of less responsibility or authority than immediately prior to such material and continuing diminution, provided that such change is not in connection with a termination of your employment hereunder by the Company;

(iii)                               A change in the lines of reporting such that you no longer report to Board of Directors;

(iv)                              A material reduction in your base compensation or other benefits except if such a reduction is in connection with a general reduction in compensation or other benefits of all senior executives of the Company;

(v)                                 A material breach of this Agreement by the Company; or

(vi)                              Failure by the Company to obtain the assumption of this Agreement by any successor to the Company.

For purposes of this Section 3(c), “Good Reason” shall only exist if you have given written notice to the Company within ninety (90) days of the initial existence of the Good Reason condition(s), and the Company has failed to cure such event(s) within thirty (30) days of its receipt of said notice.

4.                                      Compensation.

(a)                                 Base Salary. While you are employed hereunder, the Company will pay you a base salary at the annual rate of $300,000 (the “Base Salary”). The Base Salary may be subject to an increase from time to time in the discretion of the Company. The Base Salary will be payable in substantially equal installments in accordance with the Company’s payroll practices as in effect from time to time. The Company will deduct from each such installment any amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which you participate.

(b)                                 Annual Bonus. You will be eligible to receive an annual performance bonus (the “Annual Bonus”) as follows:

(i)                                     For the period beginning on the Commencement Date and including calendar year 2008 (the “Initial Annual Bonus Period”), and provided that you continue to be employed by the Company hereunder at the time of payment, and upon the achievement of specific milestones as agreed to by you and the Board of Directors, you will be eligible to receive an Annual Bonus of up to $75,000, based on your performance and the overall performance of the Company, measured against goals that are mutually agreed upon by you and the Compensation Committee no later than March 1, 2008. You shall submit proposed performance goals for the Initial Annual Bonus Period no later than January 31, 2008, which will be reviewed and approved by the Compensation Committee of the Board in their sole discretion. The Annual Bonus for the Initial Annual Bonus Period shall be paid to you within 30 days following the one-year anniversary of the Commencement Date.

(ii)                                  Beginning in calendar year 2009, you will be eligible to receive an Annual Bonus after the conclusion of each calendar year you are employed by the Company, in an amount which shall be determined by the Compensation Committee of the Board (or its designee), and provided that you continue to be employed by the Company hereunder at the time of payment, and upon the achievement of specific milestones as agreed to by you and the Board of Directors. The Annual Bonus shall be primarily based on your performance and the overall performance of the Company, measured against goals that are mutually agreed upon by you and the Compensation Committee. You shall submit proposed performance goals no later than January 31 of the year to which the goals relate, which will be reviewed and approved by the Compensation Committee of the Board in their sole discretion, no later than March 1 of the year to which the goals relate. The Annual Bonus, other than as provided for in Section 4(b)(i), will be paid to you within 60 days following the close of the year to which it relates. In no event shall the Annual Bonus opportunity be less than $75,000.

(c)                                  Equity Compensation.

(i)                                     Restricted Share Grant. Subject to approval of the Board and approval of an increase in the number of shares of the Company’s common stock (the “Common Stock”) under the Company’s 2006 Employee, Director and Consultant Stock Plan (the “Plan”), the Company will grant you restricted shares (the “Restricted Shares”) in an amount equal to 289,098 shares, at a per share purchase price equal to the fair market value of a share of Common Stock on the date of grant, pursuant to a written restricted stock agreement between the Company and you in the form attached hereto as Exhibit 4(c)(i) (the “Restricted Stock Agreement”).

(ii)                                  Additional Equity Grant to Maintain Percentage Ownership. Promptly following the closing of the first issuance and sale of the Company’s preferred equity securities after the Commencement Date with gross proceeds to the Company of not less than $5,000,000 (the “First Financing”), you will be granted additional equity awards pursuant to the Plan in an amount that will maintain your aggregate percentage ownership of the Company’s equity securities of at least 5% on a fully diluted basis (the “Additional Option”). The Additional Option will be in the form of either restricted shares of Common Stock or options to purchase Common Stock, as elected by you. The per share exercise price or purchase price for the Additional Option will be the fair market value per share of the Common Stock on the date the Additional Option is granted. The Additional Option (i) will be an incentive stock option to the extent it is an option and permissible under applicable law, (ii) will otherwise be on terms and conditions substantially similar to the Restricted Shares, and (iii) will be evidenced by an agreement substantially similar to the Restricted Stock Agreement or the Company’s then standard form of stock option agreement. In addition to the Additional Option, you will have the right to purchase securities issued in connection with the First Financing on the same terms, conditions and price as other investors, so that your total restricted shares, stock options and any other securities of the Company equal at least 6.5% of the total number of the fully- diluted shares of the Company’s Common Stock as of the closing of the First Financing.

(iii)                               Vesting. Restricted Shares will vest as follows: (a) 25% of the Restricted Shares will vest on the one-year anniversary of the Commencement

Date; and (b) the remaining 75% of the Restricted Shares will vest in equal monthly installments over the 36 months following the one-year anniversary of the Commencement Date. The Additional Option will vest as follows: (a) 25% of the Additional Option will vest on the one-year anniversary of the grant date of the Additional Option; and (b) the remaining 75% of the Additional Option will vest in equal monthly installments over the 36 months following the one-year anniversary of the grant date of the Additional Option. Upon the termination of your employment hereunder for any reason, the Company will have the option, but not the obligation, to repurchase from you at a price per share equal to the applicable purchase price or exercise price, all or any of the unvested Restricted Shares or Additional Options, in accordance with the terms of the applicable restricted stock or option agreement.

(iv)                              Effect of Change of Control. In the event of a (a) Change of Control (as defined in Section 3(a)) of the Company while you continue to be employed by the Company and (b) your employment with the Company is terminated by the Company without Cause (as defined in Section 3(b)), or by you for a Good Reason (as defined in Section 3(c)) within twelve (12) months after the date of the Change of Control, your unvested Restricted Shares and Additional Options will become fully vested and, if applicable, exercisable and, the Company’s lapsing repurchase right, if any, will terminate with respect to those shares of Common Stock.

(d)                                 Vacation. You will be entitled to paid vacation of not less than four (4) weeks in each calendar year and paid holidays and personal days in accordance with the Company’s policies for its senior executives as in effect from time to time.

(e)                                  Fringe Benefits. You will be entitled to participate in the same manner as other senior executives of the Company in any employee benefit plans which the Company provides or may establish for the benefit of its senior executives generally (including, without limitation, group life, disability, medical, dental and other insurance, tax benefit and planning services, 401(k), retirement, pension, profit-sharing and similar plans) (collectively, the “Fringe Benefits”), provided that the Fringe Benefits will not include any stock option or similar plans relating to the grant of equity securities of the Company.

(f)                                   Reimbursement of Expenses. The Company will reimburse you for all ordinary and reasonable out-of-pocket business expenses that are incurred by you in furtherance of the Company’s business in accordance with the Company’s policies with respect thereto as in effect from time to time. All reimbursements shall be made promptly, and in any event, no later than the end of the calendar year following the calendar year in which such expense is incurred.

(g)                                  Indemnification. The Company will defend and indemnify you, to the extent permitted by its charter and by-laws and by applicable law, against all liabilities, fines, penalties, costs, charges and expenses, including, without limitation, reasonable attorneys’ fees, incurred or sustained by you in connection with any action, suit or proceeding to which you may be made a party by reason of being an officer, director or employee of the Company. In connection with the foregoing, you will be covered under any liability insurance policy that protects other employees, directors or officers of the Company.

5.                                      Prohibited Competition

(a)                                 Certain Acknowledgements and Agreements.

(i)                                     We have discussed, and you recognize and acknowledge the competitive and proprietary aspects of the business of the Company Group as currently conducted or as contemplated to be conducted.

(ii)                                  You acknowledge that a business will be deemed competitive with the Company Group if it performs any of the services or manufactures or sells any of the products provided, offered, produced, manufactured, distributed, sold, or under development by the Company Group during your employment hereunder.

(iii)                               You agree and understand that nothing in this Agreement shall confer any right with respect to continuation of service by the Company, nor shall it interfere in any way with your status as an at will employee or the Company’s right to terminate its relationship with you at any time, with or without cause.

(iv)                              You further acknowledge that, during the course of your performing services for the Company Group, the Company Group will furnish, disclose or make available to you Confidential Information (as defined below) related to the Company Group’s business and that the Company Group may provide you with unique and specialized training. You also acknowledge that such Confidential Information and such training have been developed and will be developed by the Company Group through the expenditure by the Company Group of substantial time, effort and money and that all such Confidential Information and training could be used by you to compete with the Company Group. Further, in the course of your provision of services to the Company Group, you will be introduced to customers and others with important relationships to the Company Group. You acknowledge that any and all “goodwill” created through such introductions belongs exclusively to the Company Group, including, without limitation, any goodwill created as a result of direct or indirect contacts or relationships between you and any customers of the Company Group.

(v)                                 For purposes of this Agreement, “Confidential Information” means any technical or business information furnished by the Company to the Recipient in connection with the proposed business relationship that is not in the public forum or available to the public, regardless of whether such information is specifically designated as confidential and regardless of whether such information is in written, oral, electronic, or other form. Such Confidential Information may include, without limitation, trade secrets, know-how, inventions, technical data or specifications, testing methods, business or financial information, research and development activities, product and marketing plans, and customer and supplier information. The availability of technology for acquisition or outlicensing from various institutions with which the Company Group contemplates initiating discussions shall be deemed Confidential Information. The term “trade secrets,” as used in this Agreement, will be given its broadest possible interpretation under the law of the Commonwealth of Massachusetts and will include, without limitation, anything tangible or intangible or electronically kept or stored, which constitutes, represents, evidences or records or any secret scientific, technical, merchandising, production or management information, or any design, process, procedure, formula, invention, improvement or other confidential or proprietary information or documents.

(b)                                 Non-Competition; Non-Solicitation. During the period in which you perform services for or at the request of the Company as an employee or independent contractor and for a period of one (1) year following the termination of your provision of services to the Company as an employee or independent contractor for any reason or for no reason you will not, without the prior written consent of the Company Group:

(i)                                     For yourself or on behalf of any other person or entity, directly or indirectly, either as principal, partner, stockholder, officer, director, member, employee, consultant, agent, representative or in any other capacity, own, manage, operate or control, or be concerned, connected or employed by, or otherwise associate in any manner with, engage in, or have a financial interest in, any business which is directly competitive with the business of the Company Group (each, a “Restricted Activity”), except that (A) nothing contained herein will preclude you from purchasing or owning securities of any such business if such securities are publicly traded, and provided that your holdings do not exceed five percent of the issued and outstanding securities of any class of securities of such business, and (B) nothing contained herein will prevent you from engaging in a Restricted Activity for or with respect to any subsidiary, division or affiliate or unit (each, a “Unit”) of an entity if that Unit is not engaged in any business which is competitive with the business of the Company Group, irrespective of whether some other Unit of such entity engages in such competition (as long as you do not engage in a Restricted Activity for such other Unit); or

(ii)                                  Either individually or on behalf of or through any third party, directly or indirectly, solicit, divert or appropriate or attempt to solicit, divert or appropriate, for the purpose of competing with the Company Group, any customers or patrons of the Company Group, or any prospective customers or patrons with respect to which the Company Group has developed or made a sales presentation (or similar offering of services); or

(iii)                               Either individually or on behalf of or through any third party, directly or indirectly, (A) solicit, entice or persuade or attempt to solicit, entice or persuade any other employees of or consultants to the Company Group to leave the services of the Company Group for any reason, or (B) employ, cause to be employed, or solicit the employment of any employee of or consultant to the Company Group while any such person is providing services to the Company Group or within six months after any such person ceases providing services to the Company Group; or

(iv)                              Either individually or on behalf of or through any third party, directly or indirectly, interfere with or attempt to interfere with, the relations between the Company Group and any vendor or supplier to the Company Group.

(c)                                  Reasonableness of Restrictions. You further recognize and acknowledge that (i) the types of activities which are prohibited by this Section 5 are narrow and reasonable in relation to the skills which represent your principal salable asset both to the Company Group and to your other prospective employers, (ii) the restrictions are for a reasonable time period, and (iii) the scope of the provisions of this Section 5 is reasonable, legitimate and fair to you in light of the Company Group’s need to market its services and sell its products in a large geographic area in order to have a sufficient customer base to make the Company Group’s business profitable and in light of the limited restrictions on the type of activities prohibited herein compared to the types of employment for which you are qualified to earn your livelihood.

(d)                                 Survival of Acknowledgements and Agreements. Your acknowledgements and agreements set forth in this Section 5 will survive the termination of your provision of services to the Company for any reason or for no reason.

6.                                      Severance Compensation.

(a)                                 Definition of Accrued Obligations. For purposes of this Agreement, “Accrued Obligations” means (i) the portion of your Base Salary as has accrued prior to any termination of your employment with the Company and has not yet been paid, (ii) an amount equal to the value of your accrued unused vacation days, and (iii) the amount of any expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed.

(b)                             Termination by the Company without Cause or by you with Good Reason in Connection with a Change of Control. If your employment hereunder is terminated either by you with Good Reason, within twelve (12) months following a Change of Control, or by the Company without Cause within three (3) months preceding or within twelve (12) months following a Change of Control:

(i)                                     The Company will pay the Accrued Obligations to you promptly (i.e., within fifteen (15) days) following such termination.

(ii)                                  The Company will pay you severance in an amount equal to twelve (12) months of your then current Base Salary, payable in equal installments over a period of twelve (12) months in accordance with the Company’s payroll practice, commencing on your termination of employment.

(iii)                               The Company will pay you fifty percent (50%) of the maximum amount of the Annual Bonus which could have been earned if such termination had not occurred, payable in a single lump sum payment on March 15 of the year following the year in which your termination of employment occurred.

(c)                                  Termination by the Company without Cause. If your employment hereunder is terminated by the Company without Cause:

(i)                                     The Company will pay the Accrued Obligations to you promptly (i.e., within fifteen (15) days) following such termination.

(ii)                                  The Company will pay you severance in an amount equal to six (6) months of your then current Base Salary, payable in equal installments over a period of six (6) months in accordance with the Company’s payroll practice, commencing on your termination of employment.

(iii)                               The Company will pay you fifty percent (50%) of the maximum amount of the Annual Bonus which could have been earned if such termination had not occurred, payable in a single lump sum payment on March 15 of the year following the year in which your termination of employment occurred.

(d)                                 Termination by the Company with Cause. If your employment hereunder is terminated by the Company with Cause, the Company will pay you the Accrued Obligations promptly following such termination.

(e)                                  No Duty to Mitigate. Notwithstanding any other provision of this Agreement, (i) you will have no obligation to mitigate your damages for any breach of this Agreement by the Company or for any termination of this Agreement, whether by seeking employment or otherwise and (ii) the amount of any benefit due to you after the date of such termination pursuant to this Agreement will not be reduced or offset by any payment or benefit that you may receive from any other source.

(f)                                   If at the time a payment is to be made under this Agreement, it is determined that you are a “specified employee” of the Company (within the meaning of Code Section 409A, as amended, and any successor statute, regulation and guidance thereto) and further determined that such payment does not fall within an exclusion or exemption to Section 409A, then limited only to the extent necessary to comply with the requirements of Code Section 409A, any payments to which you may become entitled under this Section 6 which are subject to Code Section 409A (and not otherwise exempt from its application) will be withheld until the first (1st) business day of the seventh (7th) month following the termination of employment, at which time you shall be paid an aggregate amount equal to the accumulated, but unpaid, payments otherwise due to you under the terms of this Section 6.

7.                                      Records. Upon termination of your employment hereunder for any reason or for no reason, you will deliver to the Company any property of the Company which may be in your possession, including products, materials, memoranda, notes, records, reports or other documents or photocopies of the same.

8.                                      Insurance. The Company, in its sole discretion, may apply for and purchase key person life insurance on your life in an amount determined by the Company with the Company as beneficiary. You will submit to any medical or other examinations and to execute and deliver any applications or other instruments in writing that are reasonably necessary to effectuate such insurance.

9.                                      General.

(a)                                 Notices. All notices, requests, consents and other communications hereunder will be in writing, will be addressed to the receiving party’s address set forth above or to such other address as a party may designate by notice hereunder, and will be either (i) delivered by hand, (ii) sent by overnight courier, or (iii) sent by registered or certified mail, return receipt requested, postage prepaid. All notices, requests, consents and other communications hereunder will be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iii) if sent by registered or certified mail, on the fifth business day following the day such mailing is made.

(b)                                 Entire Agreement. This Agreement, together with the Proprietary Information, Invention Assignment Agreement, the Restricted Stock Agreement and the other agreements specifically referred to herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement will affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(c)                                  Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto. Any such amendment shall comply with the requirements of Code Section 409A, if applicable.

The parties hereto intend that this Agreement comply with the requirements of Section 409A of the Code and related regulations and Treasury pronouncements. If any provision provided herein would result in the imposition of an additional tax under the provisions of Section 409A, you and the Company agree that any such provision will be reformed, if possible of reformation, to avoid imposition of any such additional tax in the manner that the you and the Company mutually agree is appropriate to comply with Section 409A, provided that no such amendment will cause increased liability for the Company

(d)                                 Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent will be deemed to be or will constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver or consent.

(e)                                  Assignment. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which you are principally involved. You may not assign your rights and obligations under this Agreement without the prior written consent of the Company.

(f)                                   Benefit.     All statements, representations, warranties, covenants and agreements in this Agreement will be binding on the parties hereto and will inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement will be construed to create any rights or obligations except among the parties hereto, and no person or entity will be regarded as a third-party beneficiary of this Agreement.

(g)                                  Governing Law. This Agreement and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the law of the Commonwealth of Massachusetts, without giving effect to the conflict of law principles thereof.

(h)                                 Jurisdiction, Venue and Service of Process.  Any legal action or proceeding with respect to this Agreement that is not subject to arbitration pursuant to Section 9(i) below will be brought in the courts of the Commonwealth of Massachusetts or of the United States of America for the District of Massachusetts. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts.

(i)                                     Arbitration. Any controversy, dispute or claim arising out of or in connection with this Agreement, other than a controversy, dispute or claim arising under Section 5 hereof, will be settled by final and binding arbitration to be conducted in the Commonwealth of Massachusetts pursuant to the national rules for the resolution of employment disputes of the American Arbitration Association then in effect. The decision or award in any such arbitration will be final and binding upon the parties and judgment upon such decision or award may be entered in any court of competent jurisdiction or application may be made to any such court for judicial acceptance of such decision or award and an order of enforcement. In the event that any procedural matter is not covered by the aforesaid rules, the procedural law of the Commonwealth of Massachusetts will govern. If you prevail in any such arbitration, the Company shall pay you fifty percent (50%) of your reasonable attorneys’ fees and costs incurred by you in said arbitration.

(j)                                    Severability. The parties intend this Agreement to be enforced as written. However, (i) if any portion or provision of this Agreement is to any extent be declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement will be valid arid enforceable to the fullest extent permitted by law and (ii) if any provision, or part thereof, is held to be unenforceable because of the duration of such provision, the geographic area covered thereby, or other aspect of the scope of such provision, the court making such determination will have the power to reduce the duration, geographic area of such provision, or other aspect of the scope of such provision, and/or to delete specific words and phrases (“blue-penciling”), and in its reduced or blue-penciled form, such provision will then be enforceable and will be enforced.

(k)                                 Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and will in no way modify or affect the meaning or construction of any of the terms or provisions hereof

(l)                                     No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, will operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, will preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto will not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement will entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

(m)                             Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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If the foregoing accurately sets forth our agreement, please so indicate by signing and returning to us the enclosed copy of this letter.

Very truly yours,

T2 Biosystems, Inc.

	By:	/s/ Noubar Afeyan
	Name:	Noubar Afeyan
Title:

Accepted and Approved:

/s/ John McDonough
John McDonough

John McDonough
Printed Name

3-17-2008
Date

T2 BIOSYSTEMS, INC.

July 22, 2014

John McDonough

41 Hopestill Brown Road

Sudbury, MA 01776

Dear John,

Reference is hereby made to the letter employment agreement, dated as of March 14, 2008, by and between T2 Biosystems, Inc. (the “Company”) and you (the “Agreement”).  Effective upon the closing of the Company’s initial public offering of common stock, the Agreement shall be amended as follows.

1.                                      The first sentence of Section 4(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(a)  Base Salary.  While you are employed hereunder, the Company will pay you a base salary at the annual rate of $425,000 (the “Base Salary”).”

2.                                      Section 4(b)(ii) of the Agreement is hereby amended by deleting the final sentence of such Section in its entirety and substituting the following in lieu thereof:

“The target amount of the Annual Bonus shall be 50% of the Base Salary, subject to adjustment by the Board or a committee thereof.”

3.                                      Section 6(b) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(b)  Termination by the Company without Cause or by you with Good Reason in Connection with a Change of Control.  If your employment hereunder is terminated either by you with Good Reason within twelve (12) months following a Change of Control, or by the Company without Cause within three (3) months preceding or within twelve (12) months following a Change of Control, subject to your executing and delivering to the Company, and not revoking, a release of claims in a form acceptable to the Company (the “Release”) within the 30-day period following your termination of employment:

(i)  The Company will pay the Accrued Obligations to you promptly (i.e., within fifteen (15) days) following such termination;

(ii)  The Company will pay you severance in an amount equal to eighteen (18) months of your then current Base Salary, payable in equal installments over a period of eighteen (18) months (the “Severance Period”) in accordance with the Company’s payroll practices, commencing on your termination of employment;

(iii)  The Company will pay you the target amount of your Annual Bonus for the year in which your termination of employment occurs, payable in a single lump sum payment no later than March 15 of the year following the year in which your termination of employment occurred, provided that for purposes of this clause (iii), whether a Change of Control has occurred shall be determined without regard to clause (iv) of the definition of Change of Control in Section 3(a);

(iv)  all of the outstanding unvested equity awards of the Company held by you shall become fully vested and, if applicable, exercisable as of the date of your termination, provided that with respect to any such awards intended to constitute “qualified performance based compensation” under Section 162(m) of the Code, whether a Change of Control has occurred shall be determined without regard to clause (iv) of the definition of Change of Control in Section 3(a); and

(v)                                 If you timely elect continued group medical insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will reimburse you for a portion of the applicable premiums, based on the then current cost-sharing rates for active employees, for you and your eligible dependents during the period commencing on the date of your termination of employment and ending on the earliest to occur of (a) the final day of the Severance Period, (b) the date you and/or your eligible dependents are no longer eligible for COBRA, and (c) the date you become eligible to receive medical insurance coverage from a subsequent employer (and you agree to notify the Company of such eligibility).  Notwithstanding the foregoing, if the Company determines that it cannot provide such reimbursement of premiums to you without potentially violating applicable law, the Company shall in lieu thereof provide to you a taxable monthly payment in an amount equal to a portion of the applicable premiums, based on then-current cost-sharing rates for active employees, which payment will be made regardless of whether you elect COBRA continuation coverage and will commence in the month following the month in which your termination of employment occurs and end on the earliest to occur of (x) the final day of the Severance Period, (y) the date you and/or your eligible dependents are no longer eligible for COBRA, and (z) the date you become eligible to receive medical insurance coverage from a subsequent employer (and you agree to notify the Company of such eligibility).

Notwithstanding anything herein to the contrary, in the event that any compensation or benefit that constitutes “nonqualified deferred compensation” within the meaning of Section 409A (as defined below) becomes payable under this Section 6(b) upon the occurrence of a Change of Control, such compensation or benefit shall not be paid unless such Change of Control constitutes a “change in control event” within the meaning of Section 409A.”

4.                                      Section 6(f) of the CEO Agreement is deleted in its entirety.

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5.                                      The following is inserted as a new Section 10 of the CEO Agreement:

“10.  Section 409A.

(a)                                 General.  The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(b)                                 Separation from Service.  Notwithstanding anything in this Agreement to the contrary, any compensation or benefit payable under this Agreement that is designated as payable upon your termination of employment shall be payable only upon your “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation or benefits that is payable under Section 6(b) shall not be paid, or, in the case of installments, shall not commence payment, until the thirtieth (30th) day following your Separation from Service.  Any such payments that would have been made to you during the thirty (30) day period immediately following your Separation from Service but for the preceding sentence shall be paid to you on the thirtieth (30th) day following your Separation from Service and the remaining payments shall be made as provided under this Agreement.

(c)                                  Specified Employee.  Notwithstanding anything in this Agreement to the contrary, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which you are entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of your benefits shall not be provided to you prior to the earlier of (i) the expiration of the six-month period measured from the date of your Separation from Service with the Company or (ii) the date of your death.  Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump-sum to you (or your estate or beneficiaries), and any remaining payments due to you under this Agreement shall be paid as otherwise provided herein.

(d)                                 Expense Reimbursements.  To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to you shall be paid to you no later than December 31 of the year following the year in which the expense was incurred; provided, that you submit your reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in

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Section 105(b) of the Code, and your right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(e)                                  Installments.  Your right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.  Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.”

In the event that the closing of the Company’s initial public offering of common stock does not occur for any reason prior to January 1, 2015, this letter agreement shall be null and void.  Except as expressly set forth in this letter, the Agreement shall remain unchanged and shall continue in full force and effect according to its respective terms.  This letter may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

Sincerely,

T2 BIOSYSTEMS, INC.

	By:	/s/ Marc Jones
	Name:	Marc Jones
	Title:	Chief Financial Officer

Acknowledged and Agreed

/s/ John McDonough
John McDonough

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